UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	06-1385548
(State or Other	(Commission File Number)	(I.R.S. Employee
Jurisdiction of Incorporation)		Identification Number)

12900 Snow Road
Parma, Ohio 44130

(Address of Principal Executive Offices, including Zip Code)

        Registrant’s Telephone Number, including Area Code: 216-676-2000

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

GrafTech International Ltd., together with its subsidiaries UCAR SNC and UCAR Holdings (collectively “GrafTech”) and Alcan France (formerly, Pechiney), a wholly-owned subsidiary of Alcan Inc. (“Alcan”), are parties to a joint venture in the cathode business, Carbone Savoie, which had 2005 net sales of approximately $114 million. As previously announced, GrafTech and Alcan have held discussions relating to the proposed divestiture by GrafTech of its cathodes assets (including its equity interest of 70% of Carbone Savoie and certain related manufacturing assets located in France and in Brazil) to Alcan France.

On November 27, 2006, GrafTech and Alcan entered into a definitive purchase agreement (the “Purchase Agreement”) pursuant to which GrafTech has agreed to sell and transfer its interests in Carbone Savoie and other assets used in and liabilities related to its cathodes business to Alcan France, and to enter into certain licensing arrangements regarding technology with Carbone Savoie, for a transaction price of $135 million in cash. Certain cathodes related liabilities will be assumed by Carbone Savoie at closing. The purchase price is subject to certain adjustments.

The Purchase Agreement contains customary provisions for transactions of this size and nature, including, customary representations, warranties and covenants of the parties to the Purchase Agreement and provisions providing certain rights of indemnification for breaches of those representations, warranties and covenants. GrafTech has made representations, warranties and covenants, including, among others, covenants (i) to conduct its cathodes business in the ordinary course consistent with past practice until the closing of the transaction; (ii) not to engage in certain kinds of transactions during such period; (iii) not to solicit alternative proposals; (iv) to indemnify for breaches of the Purchase Agreement; and (v) subsequent to the closing, not to engage in certain activity competitive to the cathodes business and not to hire certain personnel.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosure exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of GrafTech, Alcan, Carbone Savoie or any of their respective subsidiaries.

The closing of the transaction is subject to various closing conditions, including, among others, (i) the absence of any legal or regulatory restraint or prohibition preventing the consummation of the transaction; (ii) receipt of approvals from competition authorities in affected jurisdictions (iii) subject to certain exceptions, the accuracy of the representations and warranties; (iv) the absence of a material adverse change in the cathodes business; and (v) performance and compliance with covenants and agreements, including certain environmental remediation activities, set forth in the Purchase Agreement.

The foregoing is a general description of terms that are material to the Registrant and does not purport to be a complete description of the Purchase Agreement. The Purchase Agreement will be filed when required under the rules and regulations of the Securities and Exchange Commission in compliance with its procedures for obtaining confidential treatment of certain information contained therein. Reference is made to the non-confidential provisions of the Purchase Agreement that will become publicly available upon such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: December 1, 2006	By:/s/ Mark R. Widmar Mark R. Widmar Chief Financial Officer and Vice President